EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Biolase Technology, Inc.
Irvine, California
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 16, 2007, relating to the consolidated financial statements and financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of Biolase Technology, Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.
     We also consent to the reference to us under the heading “Experts” in this Registration Statement.
/s/ BDO Seidman, LLP

BDO Seidman, LLP
Costa Mesa, CA
June 26, 2007